SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FIDELITY SECURITIES FUND (Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

June 2025

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IMPORTANT NOTICE

[PERSONALIZED QR CODE PRINTS HERE]

Re: Your investment in certain Fidelity Advisor Funds

Dear Valued Shareholder,

Fidelity has engaged Broadridge Financial Solutions to assist with an important matter related to your investment.

We kindly request you contact us as soon as possible. You can reach us by calling 1-844-670-2134 Monday through Friday between the hours of 9:00am to 10:00pm Eastern Time, or Saturday and Sunday between the hours of 10:00am to 2:00pm Eastern Time.

Alternatively, you may scan the QR code above to conveniently complete your response online.

This matter is very important and will take only a moment of your time.

Dear Shareholder,

Thank you for taking the time to vote your shares for the Special Meeting of Shareholders of Fidelity Advisor Value Leaders Fund.

Please be aware that the Fidelity Advisor Value Leaders Fund Special Meeting of Shareholders has been adjourned once more until July 15, 2025 because the Fund has not received sufficient votes in favor to pass the proposal.

The Trustees recommend that you vote for the proposal to merge the Fidelity Advisor Value Leaders into Fidelity Blue Chip Value Fund for the below reasons:

•	The merger will permit Fidelity Advisor Value Leaders Fund shareholders to pursue the same investment objective and investment strategies in a larger fund with lower expenses.

•	The Board also considered that based on the pro forma expense data shareholders of Fidelity Advisor Value Leaders Fund are expected to benefit from an expense reduction of approximately 3 to 9 basis points (including performance fees), depending on the class.

•	The Board also considered that variability in performance fees over time and between the two funds may cause fluctuations in expense impacts over different time periods. The Reorganization is expected to qualify as a tax-free reorganization for federal income tax purposes.

Should you decide to reconsider your vote , please use one of the methods on the enclosed proxy ballot. If you vote by phone or internet, you’ll need the control number located on the right side of the proxy card. You can also vote with a live proxy voting specialist by dialing 1-844-670-2134. Alternatively, you may scan the QR code below to conveniently complete your response online.

Thank you for your time and consideration, and for investing with Fidelity.

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